                                  EXHIBIT 5.0
                  OPINION OF BROBECK, PHLEGER & HARRISON LLP.

                    [BROBECK, PHLEGER & HARRISON LETTERHEAD]

                               December 10, 1997

Cisco Systems, Inc.
170 West Tasman Drive
San Jose, CA 95134-1706


             Re: Cisco Systems, Inc. Registration Statement for
                 Offering of 83,343,566 shares of Common Stock

Ladies and Gentlemen:

     We refer to your registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of (i) 132,179,666 shares of the common stock ("Common Stock") of Cisco Systems, Inc. (the "Company") issuable under the Cisco Systems, Inc. 1996 Stock Incentive Plan (the "1996 Plan"),
(ii) 5,000,000 shares of Common Stock issuable under the Company's 1997 Supplemental Stock Incentive Plan (the "1997 Plan") and (iii) 15,000,000 shares of Common Stock issuable under the Company's 1989 Employee Stock Purchase Plan (the "1989 Plan"). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the 1996 Plan, the 1997 Plan or the 1989 Plan and in accordance with the Registration Statement, such shares will be validly issued, fully paid and non-assessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                         Very truly yours,

                         BROBECK, PHLEGER & HARRISON LLP
                         -------------------------------
                         BROBECK, PHLEGER & HARRISON LLP